Exhibit 99.3

Investor Presentation Excerpts

CRC + Aera Hedge Portfolio
COMBINED OIL HEDGES1
As of July 1, 2024 3Q24 4Q24 1Q25 2Q25 2H25 2026 2027 2028 Barrels 30,000 29,000 30,000 30,000 29,500 - - -per Day SOLD CALLS Weighted-Average $90.07 $90.07 $87.08 $87.08 $87.11 - - - Price per Barrel Barrels 60,267 59,014 52,837 45,631 43,376 30,449 13,882 1,697 per Day SWAPS2 Weighted-Average $75.98 $74.90 $72.48 $71.31 $70.29 $67.95 $65.53 $65.00 Price per Barrel Barrels 30,000 29,000 30,000 30,000 29,500 - - -per Day PURCHASED PUTS Weighted-Average $65.17 $65.17 $61.67 $61.67 $61.69 - - - Price per Barrel STRATEGY CRC’s hedging strategy is designed to meet our business objectives should market prices decline and participate should market prices increase HEDGE CONTRACT SETTLEMENTS Actual & Estimated Hedge Contract Settlements3 ($MM) 1Q24 2Q24 3Q24E 4Q24E 2024E 2025E 2026E 2027E 2028E ($12) ($6) ($57) ($51) ($126) ($171) ($95) ($43) ($5) See Slide 26 “Assumptions, Estimates and Endnotes” 22

(1)

Hedges are based on weighted-average Brent prices per barrel. CRC also entered in natural gas hedges for the purchases of natural gas used in our operations. These can be found in our 2Q24 10-Q. Aera has entered into hedges for the purchase of natural gas that are not included in this table.

(2)	Swaps represents net sold swaps.
(3)

Actual results presented through 2Q24 do not include settlements related to hedge positions held by Aera. Represents estimated net cash settlement payments for derivative contracts as of July 1, 2024, except 2023, 1Q24 and 2Q24 which are actuals for year ended on December 31, 2023, and the periods ended on June 30, 2024 and March 31, 2024, respectively. Assumes forward commodity prices as of July 1, 2024 and assumes an average Brent price per barrel of oil of $84.71 for the balance of 2024, $80.36 for 2025, $76.38 for 2026, $73.83 for 2027 and $72.77 for 2028.